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Exhibit 21

SUBSIDIARIES OF MILLENNIUM PHARMACEUTICALS, INC.

Name of Subsidiary	Jurisdiction of Organization
Millennium Pharmaceuticals Research and Development, Ltd.	United Kingdom
Millennium Pharmaceuticals, Ltd.	United Kingdom
Millennium Direct, LLC	Massachusetts

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  Exhibit 21